Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements and financial statement schedule of AEI, (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the retrospective adjustments related to the January 1, 2009 adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (“SFAS 160”)), dated March 31, 2009 (June 18, 2009 as to the effects of the retrospective adoption of SFAS 160), appearing in the Report on Form 6-K of AEI dated June 18, 2009.
/s/ Deloitte & Touche LLP

Houston, Texas
June 19, 2009